UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 3, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On May 6, 2005, the Registrant announced that on May 3, 2005, it entered into a Transition Agreement with Richard N. Ferry, and that such Transition Agreement was effective as of April 30, 2005. A description of the Ferry Transition Agreement is set forth in Item 5.02 below.

Item 5.02	Other Events.

(a) Resignation of Principal Officer

On May 6, 2005, the Registrant announced that Richard N. Ferry resigned from his positions as President and Chief Executive Officer of the Registrant and from all other officer positions held with the Registrant’s subsidiaries effective as of April 30, 2005. Mr. Ferry will continue to serve as a director of the Registrant’s Board of Directors.

Mr. Ferry’s resignation was effected through a Transition Agreement executed on May 2, 2005. Under the Transition Agreement, Mr. Ferry has agreed to serve as a consultant to the management of the Registrant through October 31, 2005, and the Registrant has agreed to pay Mr. Ferry the pro rata portion of his former annualized salary of $250,000 from May 1, 2005 through October 31, 2005, as long as Mr. Ferry remains willing and able to perform the consulting services during that time. Furthermore, the Company has agreed that on the earlier of the Registrant’s adoption of a new equity incentive plan or October 31, 2005, the Registrant will grant Mr. Ferry options to purchase 2,277,000 shares of the Registrant’s Common Stock, at an exercise price equal to the closing market price of the Registrant’s Common Stock on the date of grant. The Transition Agreement contains non-compete and non-solicitation provisions that prevent Mr. Ferry from competing with and soliciting the employees of the Registrant while the Transition Agreement is in effect and for one year afterwards.

(c) Appointment of Principal Officer and Director

On May 6, 2005, the Registrant announced that Kannan Ramasamy has been elected President and Chief Executive Officer and as a director on the Board of Directors of the Registrant effective as of May 1, 2005. Mr. Ramasamy remains employed under an existing Employment Agreement he entered into with the Registrant dated September 14, 2004.

Prior to joining Aegis as Chief Operating Officer and Secretary in September 2004, Mr. Ramasamy, 48, was one of the founding members and the President of U.S. Operations for Scandent Group, Inc., an emerging full service information technology services firm. Scandent Group is a privately held corporation with approximately 1500 employees, 100 clients, and operations in 15 countries around the world. Prior to joining Scandent Group, Inc. in 2001, Mr. Ramasamy was employed with GE Capital Corporation in executive roles in the United States and India, including CEO of GE Capital Services—India from 1999-2000 and Vice President for Sales & Marketing for GE Capital Corporation’s Global Automotive Financial Services business from 1997-1999.

The Registrant is not affiliated with Scandent Group, Inc. or GE Capital Corporation and its affiliates.

Under the terms of his Employment Agreement with the Registrant, Mr. Ramasamy will receive an initial base annual salary of $250,000 and, upon the Registrant’s adoption of an employee stock option plan, an option grant to purchase 3,450,000 shares of the Common Stock of the Registrant at a price equal to the closing market price of the Common Stock on the date of grant. The options will vest in three equal installments and terminate 10 years from the date of grant.

Additionally, Mr. Ramasamy’s Employment Agreement provides for a first-year bonus equal to his initial base annual salary based on his achievement of 80% of the performance targets established for him by the Registrant’s Board of Directors. If earned, the first-year annual bonus will be paid within 30 days of the first anniversary of the Employment Agreement, payable 50% in cash and 50% in Common Stock of the Registrant (based on the closing market price of the Common Stock on the first anniversary of the Employment Agreement).

Mr. Ramasamy will be eligible for a second year bonus of 50% of his base salary upon achievement of at least 100% of the performance targets established for him by the Registrant’s Board of Directors, 60% of his base salary upon his achievement of at least 120% of his performance targets, and 70% of his base salary upon his achievement of at least 135% of his performance targets. If earned, any such second-year bonus will be paid within 30 days of the second anniversary of the Employment Agreement, payable 50% in cash and 50% in Common Stock of the Registrant (based on the closing market price of the Common Stock on the second anniversary of the Employment Agreement). For subsequent years, Mr. Ramasamy may qualify for annual performance-based cash bonuses, as, when, and in the amount determined by the Registrant’s Board of Directors.

Under Mr. Ramasamy’s Employment Agreement, the Registrant or Mr. Ramasamy may terminate the employment relationship at any time; however, if the Registrant terminates Mr. Ramsamy’s employment without cause, then the Registrant will be obligated to pay Mr. Ramasamy three months’ severance, if Mr. Ramasamy has served less than one year, and six months’ severance, if Mr. Ramasamy has served more than one year. Furthermore, if Mr. Ramasamy is terminated without cause or the Registrant substantially diminishes Mr. Ramasamy’s responsibilities and duties within one year following a change in control transaction, then all unvested options held by Mr. Ramasamy, if any, will become immediately exercisable.

Mr. Ramasamy’s Employment Agreement contains non-compete and non-solicitation provisions that prevent him from competing with and soliciting the employees of the Registrant while the Employment Agreement is in effect and for period of one year thereafter.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated May 6, 2005, announcing the departure of a principal officer and the appointment of a new principal officer and director to the Registrant’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 6, 2005	AEGISCOMMUNICATIONS GROUP, INC.

	By:	/s/ Kannan Ramasamy
Kannan Ramasamy
President and CEO

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated May 6, 2005, announcing the departure of a principal officer and the appointment of a new principal officer and director to the Registrant’s Board of Directors.